Lawler & Associates
a professional law corporation

1530 - 9th Avenue, S.E.
Calgary, Alberta T2G 0T7
Telephone: 403-693-8014
Facsimile: 403-272-3620

W. Scott Lawler, Esq.
_________________
Admitted in California

June 23, 2003

Energy Exploration Technologies
840 7th Avenue, Suite 700, S.W.
Calgary, Alberta
Attn. Mr. George Liszicasz

Re: Registration Statement on Form S-8 - Energy Exploration Technologies - 2003 Special Stock Option and Stock Award Plan

Dear Mr. Liszicasz:

At your request, I am rendering this opinion in connection with the proposed issuance, pursuant to the Energy Exploration Technologies 2003 Special Stock Option and Stock Award Plan (the "Plan"), of up to 375,000 (the "Shares") of common stock, $0.001 par value per share ("Common Stock"), of Energy Exploration Technologies, a Nevada corporation (the "Company").

I have examined instruments, documents and records, which are deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, I am of the opinion that the Shares issuable by the Company pursuant to the Plan, when issued in accordance with the provisions of the Plan and the stock option agreements entered into thereunder and in the manner referred to in the prospectus associated with the Registration Statement on Form S-8, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8. In giving such consent, I do not consider that I am an "expert" within the meaning of such term as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement.

I express no opinion as to matters of law in jurisdictions other than the federal securities laws of the United States and the corporate law of the State of Utah, and the opinions herein as to such law are based solely on our review of standard compilations of the official statutes of the State of Nevada.

This opinion is rendered solely for your use as an exhibit to the Registration Statement on Form S-8 and may not be relied upon for any other purpose. I disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

/s/ W. Scott Lawler, Esq.